EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir Executive Vice President & CFO Hologic, Inc. (781) 999-7300	Frances Crecco Manager, Investor Relations Hologic, Inc. (781) 999-7377

HOLOGIC ANNOUNCES THIRD QUARTER

FISCAL 2003 OPERATING RESULTS

Revenues Increase to Record High

BEDFORD, Mass., (August 6, 2003) — Hologic, Inc. (NASDAQ: HOLX) (“Hologic” or “the Company”), a leading provider of women’s diagnostic imaging systems and state-of-the-art digital imaging systems, today announced its results for the quarter ended June 28, 2003. Third quarter fiscal 2003 revenues totaled $52,389,000, a 9% increase when compared to revenues of $48,008,000 in the third quarter of fiscal 2002.

For the third quarter of fiscal 2003, Hologic reported net income of $1,076,000, or $0.05 per diluted share, compared with net income of $492,000, or $0.02 per diluted share, in the third quarter of fiscal 2002. The Company was able to achieve this improvement despite the increased investment in sales and service in connection with the Company’s transition to a direct sales and service organization for mammography products from an independent dealer in almost one half of the U.S. market.

For the nine months ended June 28, 2003, revenues totaled $151,690,000, compared to revenues of $141,994,000 in the nine months ended June 29, 2002. For the nine months ended June 28, 2003, Hologic recognized net income of $548,000, or $0.03 per diluted share, compared with net income of $3,344,000, or $0.18 per diluted share, for the comparable nine month period in fiscal 2002. Included in the nine month fiscal 2002 operating results is a tax benefit of $4,423,000 relating to a tax refund which resulted from the 2002 Economic Stimulus Bill.

During the quarter, Hologic shipped a record eighteen Selenia full field digital mammography systems, sixteen of which were recognized in revenue during the quarter. At the end of June 2003, the Company’s backlog for orders of Selenia had increased to fifty systems.

“We are pleased with our continued progress this quarter,” said Jack Cumming, Chairman and CEO. “Demand for our Selenia full field digital mammography systems is very strong, and we believe that the pace of that demand, measured by bookings, backlog and quotation activity, continues to accelerate. These results validate our new direct sales strategy and the investments we’ve made recently to enhance our presence in most of the major mammography markets. More important, they send a clear signal that many customers are making Hologic products their first choice. The Company continues to focus its resources on new product development aligned with specific projects for new technologies which we believe will drive our business in the future and benefit women’s healthcare issues.”

Third quarter financial overview by segment:

•	Mammography revenues increased 13% to $21,791,000 for the third quarter of fiscal 2003 from $19,308,000 for the same period in fiscal 2002. Operating income for this business segment in the third quarter of fiscal 2003 decreased to $926,000 from $1,306,000 in the third quarter of fiscal 2002. This decrease was primarily due to the significantly higher costs associated with the increase in the current quarter of field service personnel including related travel and training expenses as we transitioned to a direct sales and service organization from an independent dealer in almost one half of the U.S. market which was only partially offset by the increase in revenues.

•	Osteoporosis Assessment revenues increased 11% to $17,773,000 for the third quarter of fiscal 2003, from $15,959,000 for the same period in fiscal 2002. Operating income for this business segment in the third quarter of fiscal 2003 increased to $2,591,000 from $984,000 in the third quarter of fiscal 2002. The improvement in operating income in the current quarter was primarily due to improved gross profits from an increase in product revenue, and to a lesser extent, higher service revenues with lower costs, resulting in an overall increase in service related gross profits.

•	Digital Imaging revenues increased 14% to $7,226,000 in the third quarter of fiscal 2003 from $6,362,000 in the third quarter of fiscal 2002. The operating loss for this business segment increased to $3,358,000 in the current quarter from $2,564,000 in the third quarter of fiscal 2002. The increase in the operating loss was primarily due to additional manufacturing costs associated with the rollout of the digital mammography detector and increased operating expenses.

•	Mini C-arm revenues decreased 13% to $4,198,000 for the third quarter of fiscal 2003 from $4,820,000 for the same period in fiscal 2002. Operating income for this business segment in the third quarter of fiscal 2003 decreased to $604,000 from $976,000 in the third quarter of fiscal 2002. This decrease was primarily due to higher field service expenses and lower gross profits from the decrease in product revenues which was partially offset by a reduction in operating expenses.

•	General Radiography revenues decreased 10% to $1,401,000 for the third quarter of fiscal 2003, compared to revenues of $1,559,000 for the same period in fiscal 2002. Operating income for this business segment in the third quarter of fiscal 2003 was $327,000, compared to operating income of $334,000 in the third quarter of fiscal 2002. Operating income is currently derived from the continuation of the service business.

Hologic’s management will host a conference call today at 10:00 a.m. (Eastern) to discuss third quarter fiscal 2003 operating results. Interested participants may listen to the call by dialing 800-231-9012 or 719-457-2617 for international callers and referencing code 486206 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through August 13, 2003 at 888-203-1112 or 719-457-0820 for international callers, access code 486206. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

Hologic, Inc. is a leading developer, manufacturer and supplier of medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of state-of-the-art digital imaging technology for general radiography and mammography applications. Hologic’s resources are focused on developing systems with superior image quality and diagnostic accuracy while providing exemplary customer service. This focus has enabled the Company to capture significant market share in its core niches against large, multinational companies, while engendering intense customer loyalty. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, direct-to-digital X-ray for general radiography applications and mini C-arm imaging for orthopedic applications.

Hologic’s product lines are premier brands in their markets and command leading market positions. For more information on Hologic, please visit the Company’s website at www.hologic.com.

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: anticipated demand for our Selenia full field digital mammography systems; the anticipated benefits of the Company’s direct sales and service initiative for its mammography products; and the ability of the Company to successfully identify and implement new product development opportunities. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to materially differ include, without limitation,; manufacturing risks that may limit the Company’s ability to ramp-up commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; risks relating to compliance with financial covenants under the Company’s working capital financing and leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	June 28, 2003	September 28, 2002
CURRENT ASSETS:
Cash and cash equivalents	$39,874	$45,836
Accounts receivable, less reserves of $4,564 and $4,565, respectively	40,443	39,568
Inventories	46,521	37,855
Prepaid expenses and other current assets	8,690	14,811

Total current assets	135,528	138,070

Property and equipment, net	32,509	29,380
Intangible assets, net	8,477	9,777
Goodwill, net	5,989	5,989
Other assets, net	745	1,059

	$183,248	$184,275

LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 28, 2003	September 28, 2002
CURRENT LIABILITIES:
Current portion of note payable	$480	$480
Accounts payable	10,674	10,929
Accrued expenses	16,618	18,935
Deferred revenue	8,743	9,254

Total current liabilities	36,515	39,598

Notes payable, net of current portion	1,614	2,268

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value- Authorized—30,000 shares Issued – 19,747 and 19,461 shares, respectively	197	195
Capital in excess of par value	143,067	141,405
Retained earnings	3,698	3,150
Cumulative translation adjustment	(1,379)	(1,877)
Treasury stock, at cost, 45 shares	(464)	(464)

Total stockholders’ equity	145,119	142,409

	$183,248	$184,275

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
REVENUES:	$52,389	$48,008	$151,690	$141,994

COSTS AND EXPENSES:
Cost of revenues	33,852	29,860	97,045	88,150
Research and development	4,366	4,859	14,018	14,909
Selling and marketing	7,561	7,463	23,384	20,920
General and administrative	5,519	4,789	16,870	15,047
Restructuring costs	—	—	—	2,070

	51,298	46,971	151,317	141,096

Income from operations	1,091	1,037	373	898

Interest income	137	142	557	400

Interest/other expense	(100)	(687)	(276)	(2,296)

Income (loss) before provision (benefit) for income taxes	1,128	492	654	(998)

PROVISION (BENEFIT) FOR INCOME TAXES	52	—	106	(4,342)

Net income	$1,076	$492	$548	$3,344

NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE:
Basic	$.05	$.03	$.03	$.18

Diluted	$.05	$.02	$.03	$.18

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	19,656	19,257	19,571	18,091

Diluted	20,236	20,454	19,915	18,902